Exhibit 10.1

June 7, 2019

Rodrigo De Oliveira

RE: Promotion

Dear Rodrigo De Oliveira,

Congratulations! We are very pleased to offer you a new position with KUSHCO HOLDINGS, INC., a Nevada corporation (the “Company”) as a Chief Operating Officer. Your new position is subject to the terms and conditions set forth in this letter.

This letter is to confirm our understanding with respect to your future employment by KushCo Holdings or any present or future parent, subsidiary, affiliate or successor thereof (collectively, the “Company”). The terms and conditions agreed to in this letter are hereinafter referred to as the “Offer”. In consideration of the mutual promises and covenants contained in this Offer, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

Employment

Subject to the terms and conditions of this Offer, you will be employed by the Company as a full-time Chief Operating Officer reporting to Nick Kovacevich, Chief Executive Officer. You will have the responsibilities, duties and authority commensurate with the position of Chief Operating Officer as determined by the Officers and/or the Board of Directors of the Company from time to time. You agree to devote your full business time attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests during your employment.

Subject to the terms hereof, your promotion hereunder will commence on June 10th, 2019 (the “Commencement Date”). Your employment with the Company is deemed to be “at will” and can be terminated by the Company or you at any time without prior notice or without reason.

The principal location at which you will perform such services will be our facility in Garden Grove, CA.

Compensation

Effective June 10th, 2019 you will be increased to a base salary at the annual rate of $250,000 (the “Base Salary”). The Base Salary will be payable bi-weekly installments in accordance with the Company’s payroll practices as in effect, as may be amended from time to time. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

This letter sets forth the entire agreement between us and supersedes any prior agreements or understandings between us pertaining to the subject matter of this letter. You acknowledge you have not signed this letter based on any representation that is not expressly stated in this letter.

All of us at the Company are excited at the prospect of you contributing to the team in your new role. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter agreement to me within three business days. This offer is open for you to accept until June 10, 2019 at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

Yours sincerely,

/s/ Nick Kovacevich

Nick Kovacevich
Chief Executive Officer

I accept the Company’s offer of full-time employment pursuant to the terms and conditions described above and acknowledge receipt of the pay rate and pay day information.

By: /s/ Rodrigo de Oliveira

Name: Rodrigo de Oliveira

Date: June 7, 2019